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EXHIBIT 11.1

                                    CRAY INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (in thousands, except for per share data)



                                                  Three months ended
                                                       March 31,

                                                 2000            2001
                                               --------        --------
Net income (loss) for common share             $ (8,005)       $  2,789
                                               ========        ========

Weighted average common

      shares, basic                              29,596          37,435

Net effect of dilutive stock options                                 36
                                               --------        --------

Weighted average common shares,
      diluted                                    29,596          37,471
                                               ========        ========

Earnings (loss) per share, basic               $  (0.27)       $   0.07
                                               ========        ========

Earnings (loss) per share, diluted             $  (0.27)       $   0.07
                                               ========        ========

Potentially dilutive securities excluded
      from computation because they
      are anti-dilutuve                          11,728          17,808
                                               ========        ========